Exhibit 99.1

News Corporation

N E W S R E L E A S E

FOR IMMEDIATE RELEASE Contact: Media - Teri Everett 212-852-7070 Investors - Reed Nolte 212-852-7092

News America Incorporated Prices Issue of $1.25 Billion of New Debt

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NEW YORK, NY, November 8, 2007 - News America Incorporated, a subsidiary of News Corporation, today announced the pricing of an issuance of $1.25 billion of 6.65% Senior Notes Due 2037 (the "Notes"). The closing of the offering is expected to occur on November 14, 2007, subject to satisfaction of customary closing conditions. News America will receive gross proceeds of $1,248,287,500 from this offering and expects to use the net proceeds for general corporate purposes.

The offering will be made in accordance with Rule 144A under the Securities Act of 1933, as amended, to purchasers in the United States and in accordance with Regulation S under the Securities Act to purchasers outside of the United States. The offering of the Notes has not been registered under the Securities Act, and the Notes may not be offered or sold absent registration or an applicable exemption from registration. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of September 30, 2007 of approximately US$64 billion and total annual revenues of approximately US$28 billion. News Corporation is a diversified international media and entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

For more information about News Corporation, please visit www.newscorp.com.